Exhibit 99.21

KISTEFOS COMMENTS ON TRICO MARINE SERVICES, INC. ANNUAL MEETING

Trico’s Largest Stockholder Says its Intention to Vote Against Company’s Incumbent Directors and Management Proposals Has Not Changed

OSLO, Norway — June 4, 2010 — Kistefos AS, the largest stockholder of Trico Marine Services, Inc. (Nasdaq: TRMA), today stated that it has not changed its previously announced intention to vote against the company’s director nominees and other proposals at Trico’s 2010 Annual Meeting, currently scheduled for June 10, 2010.  Kistefos said that while it is encouraged that Trico has removed Joseph Compofelice as the company’s chairman and CEO, a move that Kistefos had repeatedly urged the Board take since October 2009, it still must hold the members of the Board standing for reelection accountable for the loss of over 95% of the company’s market value, as well as the Board’s failure to demonstrate how it will restore stockholder value or describe a coherent strategy for resolving the company’s ongoing crisis.

Kistefos stated that its basis for voting against the Company’s nominees and proposals is further supported by the recently announced conclusions of two of the leading U.S. proxy voting advisory firms. The ISS Proxy Advisory Services division of RiskMetrics Group has recommended a vote against all three directors, citing the company’s anemic stock and financial performance. Proxy Governance has issued a report with the same recommendation, citing Trico’s “remarkably poor performance” over the last three years. Those two recommendations followed the report issued earlier by Glass Lewis & Co., which advised stockholders to withhold support from 2 of the 3 director nominees and from certain of the company’s proposals.

THIS IS NOT, NOR SHALL IT BE DEEMED TO BE, A SOLICITATION OF PROXIES FOR THE COMPANY’S UPCOMING ANNUAL MEETING.

Investors with questions about the process of voting their shares held in Trico may contact Okapi Partners LLC, our information agent, at (212) 297-0720.

About Kistefos AS

Kistefos AS is a private investment firm focused on making investments in medium-sized companies. Kistefos typically invests in turnaround opportunities and businesses that experience industry consolidation. Kistefos has holdings in dry cargo-shipping, offshore services and financial services, as well as technology-founded investments and real estate development. Kistefos AS was founded in 1979 and is based in Oslo, Norway.

MEDIA CONTACT:

Tom Johnson

Abernathy MacGregor

(212) 371-5999

INVESTOR CONTACT:

Bruce H. Goldfarb/ Pat McHugh

Okapi Partners LLC

(212) 297-0720